Exhibit 99.2
Progressive Announces Plans For CFO Transition

MAYFIELD VILLAGE, OHIO – January 28, 2026 – The Progressive Corporation (NYSE:PGR) announced that John Sauerland, the Company’s Chief Financial Officer (CFO), will retire from Progressive on July 3, 2026.
“We are so grateful to John for his 35 years of service to Progressive, including the last 10 as our CFO,” said Tricia Griffith, President and CEO of Progressive. “John’s thoughtful leadership and dedication to Progressive throughout his career have been instrumental to our growth and success. We will miss John, but I am delighted for him as he looks ahead, and we wish him and his entire family all the best.”
The Company also announced that Andrew Quigg, currently Progressive’s Chief Strategy Officer, is expected to succeed Mr. Sauerland as CFO when Mr. Sauerland retires. Until that time, Mr. Quigg will work closely with Mr. Sauerland to prepare to assume the CFO’s responsibilities.
“Progressive has a wealth of tenured leaders, and I am confident that John and Andrew will work well together toward the goal of ensuring a seamless transition and continuity for the company,” added Mrs. Griffith.
About Progressive
Progressive Insurance® makes it easy to understand, buy and use car insurance, home insurance, and other protection needs. Progressive offers choices so consumers can reach us however it’s most convenient for them — online at progressive.com, by phone at 1-800-PROGRESSIVE, via the Progressive mobile app, or in-person with a local agent.
Progressive provides insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes; it is the second largest personal auto insurer in the country, a leading seller of commercial auto, motorcycle, and boat insurance, and one of the top 15 homeowners insurance carriers.
Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot®, and HomeQuote Explorer®.
The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE: PGR.

Company Contact:
Douglas S. Constantine
(440) 395-3707
investor_relations@progressive.com

The Progressive Corporation
300 North Commons Blvd.
Mayfield Village, Ohio 44143
http://www.progressive.com